Exhibit(c)(4)
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Liquidation Analysis Summary and Assumptions

	Analysis Assumptions

			III
	I	II	Cash
	Immediate	Extended	Distribution &
	Liquidation	Liquidation	Broadband Strategy

Cash and cash equivalents	100%	100%	100%
Accounts receivable	40%	90%	90%
Inventories	20%	70%	90%
Prepaid expenses and other	0%	0%	0%
Property, plant & equipment, net	10%	20%	20%
Other assets	0%	0%	0%

	I-A	I-B	II-A	II-B	III-A	III-B
	Excluding	Including	Excluding	Including	Excluding	Including
	Receivable	Receivable	Receivable	Receivable	Receivable	Receivable

Adjusted assets less liabilities	$21,757	$26,757	$25,877	30,877	$27,154	$32,154
Transaction expenses	$900	$900	$1,000	$1,000	$1,200	$1,200
Additional transaction costs	$1,065	$1,065	$1,169	$1,169	$1,065	$1,065
Operating Expenses	$—	$—	$1,158	$1,158	$6,225	$6,225
Remaining Cash	$19,792	$24,792	$22,550	$27,550	$18,664	$23,664
Fully diluted shares outstanding	83,014	83,014	83,014	83,014	83,014	83,014
Net per share value to shareholders(2)	$0.24	$0.30	$0.27	$0.33	$0.22	$0.29

	Liquidation Scenarios(3),(4)

	I-A	I-B	II-A	II-B	III-A	III-B

Remaining Cash	$19,792	$24,792	$22,550	$27,550	$18,664	$23,664
Net per share value to shareholders	$0.24	$0.30	$0.27	$0.33	$0.22	$0.29
Premium to current share price(5)	36%	71%	55%	90%	28%	63%

	Offers

	Company A	Company B

Value of transaction	$34,602	$28,000
Value per share in cash to shareholders	$0.18	$0.17
Value per share in stock to shareholders	$0.24	$0.17

Total value to shareholders	$0.42	$0.34
Premium to current share price(5)	138%	93%
Notes:

(1)	Liquidation expenses include legal, advisory and miscellaneous costs.
(2)	Net per share value for the “Cash Distribution & Broadband Strategy” scenario does not take into account the value of the continuing broadband business.
(3)	Based on March 31, 2005 Balance Sheet
(4)	Based forecast of liquidation to commence on March 31, 2005
(5)	Assumes share price of $0.18.

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I
Immediate Liquidation
Balance Sheet As of March 31, 2005
($ in thousands)

			I-A
			Adjusted
		I-A	Balance Sheet(1)
	Balance	Adjusted	Including
	Sheet	Balance Sheet(1)	Artisan Rec.

Assets
Current assets
Cash and cash equivalents	$20,828	$20,828	$25,828
Accounts receivable, net	1,800	720	720
Inventories	6,387	1,277	1,277
Prepaid expenses and other	528	—	—

Total current assets	29,543	22,825	27,825

Property, Plant and Equipment, net	265	27	27
Other assets	29	—	—

Total assets	29,837	22,852	27,852

Liabilities
Current liabilities:
Accounts payable	172	172	172
Adj. Accrued liabilities and other	2,423	923	923
Deferred profit	1,954	—	—

Total current liabilities	4,549	1,095	1,095

Adjusted Assets less liabilities		21,757	26,757

Notes:

(1)	Includes $1.8 million of finished goods and components currently in service.

(2)	Adjusts for accounting accruals of approximately $1.5 million which would be non-cash.

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II
Extended Liquidation
Balance Sheet As of March 31, 2005
($ in thousands)

			II-B
			Adjusted
		II-A	Balance Sheet(1)
	Balance	Adjusted	Including
	Sheet	Balance Sheet(1)	Artisan Rec.

Assets
Current assets
Cash and cash equivalents	$20,828	$20,828	$25,828
Accounts receivable, net	1,800	1,620	1,620
Inventories	6,387	4,471	4,471
Prepaid expenses and other	528	—	—

Total current assets	29,543	26,919	31,919

Property, Plant and Equipment, net	265	53	53
Other assets	29	—	—

Total assets	29,837	26,972	31,972

Liabilities
Current liabilities
Accounts payable	172	172	172
Adj. Accrued liabilities and other	2,423	923	923
Deferred profit	1,954	—	—

Total current liabilities	4,549	1,095	1,095

Adjusted Assets less liabilities		25,877	30,877

Notes:

(1)	Includes $1.8 million of finished goods and components currently in reserve.
(2)	Adjusts for accounting accruals of approximately $1.5 million which would be non-cash.

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III

LIQUIDATION & BROADBAND STRATEGY

Balance Sheet As of March 31, 2005

($ in thousands)

			III-B
			Adjusted
		III-A	Balance Sheet(1)
	Balance	Adjusted	Including
	Sheet	Balance Sheet(1)	Artisan Rec.

Assets
Current assets
Cash and cash equivalents	$20,828	$20,828	$25,828
Accounts receivable, net	1,800	1,620	1,620
Inventories(1)	6,387	5,748	5,748
Prepaid expenses and other	528	—	—

Total current assets	29,543	28,196	33,196

Property, Plant and Equipment, net	265	53	53
Other assets	29	—	—
Total assets	29,837	28,249	33,249

Liabilities
Current liabilities:
Accounts payable	172	172	172
Adj. Accrued liabilities and other(2)	2,423	923	923
Deferred profit	1,954	—	—

Total current liabilities	4,549	1,095	1,095

Adjusted Assets less liabilities		27,154	32,154

Notes:

(1)	Includes $1.8 million of finished goods and components currently in reserve.

(2)	Adjusts for accounting accruals of approximately $1.5 million which would be non-cash.